For Immediate Release

July 22, 2010

Contact:610-337-1000 Robert W. Krick, ext. 13645 Brenda Blake, ext. 13202

UGI Reports Sale of Propane Import Terminal

Valley Forge, PA, July 22 – UGI Corporation (NYSE: UGI) announced today that its wholly-owned subsidiary, UGI Energy Services, Inc., has agreed to sell Atlantic Energy to DCP Midstream Partners, LP (NYSE: DPM) for $49 million plus inventory and other working capital. Atlantic Energy owns and operates a marine import terminal with 20 million gallons of above ground storage in the Port of Chesapeake, Virginia.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Although a high-quality asset with a consistent earnings history, we have decided that Atlantic Energy is no longer a strategic asset and we will redeploy the proceeds of the sale to our core businesses.”

The sale is expected to close in August 2010. UGI expects to record a gain of approximately $0.15 per share in its fourth fiscal quarter.

UGI Energy Services, the energy marketing unit of UGI, markets natural gas, electricity, and fuel oil to over 8,000 commercial and industrial customers at over 25,000 locations throughout the mid-Atlantic region, owns and operates natural gas storage and peaking plants for utility clients, and owns 112 megawatts of electric generation capacity.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries.

Additional information about UGI and UGI Energy Services is available at www.ugicorp.com and www.ugienergyservices.com, respectively.

C-09 # # # 7/22/10